   As filed with the Securities and Exchange Commission on November 18, 1998
                                                  Registration No. 333-63173

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              -------------------
                                AMENDMENT NO. 2
                                      TO
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            BLUE WAVE SYSTEMS INC.
            (Exact name of registrant as specified in its charter)

             Delaware                                41-1425902
     (State of incorporation)           (I.R.S. employer identification no.)

                                2410 Luna Road
                           Carrollton, Texas  75006
                                 972-277-4600
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------

                            Charles D. Brockenbush
              Vice President-Finance and Chief Financial Officer
                            Blue Wave Systems Inc.
                                2410 Luna Road
                           Carrollton, Texas  75006
                                 972-277-4600
    (Name, address including zip code, and telephone number, including area code, of agents for service)

                              -------------------

                                   Copy to:
                               Bruce H. Hallett
                           Crouch & Hallett, L.L.P.
                        717 N. Harwood St., Suite 1400
                             Dallas, Texas  75201
                                (214) 953-0053

                              -------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [ ]

                          --------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------
Title of Each Class                       Proposed Maximum    Proposed Maximum      Amount of
 of Securities Being     Amount Being    Offering Price Per  Aggregate Offering   Registration
 Registered               Registered          Share(1)             Price               Fee
---------------------------------------------------------------------------------------------------
Common Stock, $0.01       7,876,964
 par value                  shares           $2.8125             $22,153,962          $6,536

---------------------------------------------------------------------------------------------------

     (1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on September 2, 1998.

                              -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+    Information contained herein is subject to completion or amendment.  A    +
+    registration statement relating to these securities has been filed with   +
+    the Securities and Exchange Commission.  These securities may not be      +
+    sold nor may an offer to buy be accepted prior to the time the            +
+    registration statement becomes effective.  This prospectus shall not      +
+    constitute an offer to sell or the solicitation of an offer to buy, nor   +
+    shall there be any sale of these securities in any state in which such    +
+    offer, solicitation or sale would be unlawful prior to registration or    +
+    qualification under the securities laws of any such State.                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion, dated November 18, 1998


                            BLUE WAVE SYSTEMS INC.

                               ----------------

                               7,876,964 SHARES

                         COMMON STOCK, $0.01 PAR VALUE

                               ----------------

          The 7,876,964 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock"), of Blue Wave Systems Inc., a Delaware corporation (the "Company"), offered hereby are being sold by the Selling Stockholders (as defined). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

          The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the Nasdaq National Market (the "NMS"), or in private transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Act. The offering contemplated hereby will terminate as to the Shares upon the earlier to occur of
(i) April 27, 2001, or (ii) such time as all of the Shares either have been sold by the Selling Stockholders or have become eligible for resale under the Act without the volume limitations of Rule 144 under the Act, pursuant to an agreement to which the Company and Blue Wave Systems Limited (f/k/a Loughborough Sound Images Limited), a company registered in England and Wales ("Blue Wave Sub"), are parties. Blue Wave Sub, which is a wholly owned subsidiary of the Company, was acquired by the Company from the Selling Stockholders. See "Selling Stockholders."

          The Company's principal offices are located at 2410 Luna Road, Carrollton, Texas 75006, and its telephone number is 972-277-4600.

          The costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be $50,000 (excluding selling commissions and brokerage fees incurred by the Selling Stockholders), will be paid by the Company, which has also agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Act.

SEE "RISK FACTORS" BEGINNING ON PAGE 2 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL PURCHASERS OF THE COMMON STOCK.

          The Common Stock is traded on the NMS under the symbol "BWSI." The last reported sale price of the Common Stock on the NMS on November 17, 1998 was $2.81 per share.

                               ----------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is November 18, 1998.

                                 RISK FACTORS

     Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Shares.

     Technological Change. The market for high performance computer sub-systems and components has traditionally experienced short product life cycles and rapid technological change, requiring high levels of expenditures for research and development. The Company has introduced several digital signal processing ("DSP") products during the past five years and, in order to retain its competitive position, must continue to enhance its existing products, including Blue Wave Sub's products, and must successfully develop and introduce new products to the market. In the event the Company does not continue to incorporate new advances in DSP technology into its products, the Company's business will be adversely affected. To the extent that technologies other than those offered by the Company prove to be superior for the high performance applications required by the Company's customers, the Company's business would be significantly impaired.

     Quarterly Fluctuations. The Company's quarterly financial results may vary significantly depending upon factors such as the timing of significant orders and the timing and success of new product introductions by the Company and Blue Wave Sub and their competitors. In the most recent fiscal years, the Company's business has been increasingly dominated by longer and larger customer contracts, and Blue Wave Sub is increasingly entering into larger volume customer contracts. Therefore, the procurement or loss of a single contract, or the change in delivery schedules thereunder, can significantly affect quarterly financial results. Factors such as quarterly variations in financial results could cause the market price of the Common Stock to fluctuate substantially.


     Integration of the Company's and Blue Wave Sub's Operations. The Company and Blue Wave Sub may not be able to successfully continue to integrate their operations, facilities and management. Such integration could also have an adverse effect upon the Company and Blue Wave Sub's respective relationships with customers, suppliers and key employees. The diversion of management time towards such integration may also adversely affect customer support of existing products and the development of new products.

     Defense Industry Customer Concentration. The Company's largest single concentration of customers are prime contractors in the United States Military and Aerospace Industry. The United States federal government has reduced overall defense spending and, in certain cases, delayed or deferred funding for defense applications, which in turn has, in certain occasions, adversely affected the Company's revenues. The Company believes, however, that reduced defense spending has increased the demand for efficiency and for upgraded electronics in new and existing defense electronics systems. There can be no assurance that continued defense cutbacks would not adversely affect the Company's customers and its business. Additionally, there has been extensive consolidation of companies in the defense industry, and further consolidation is possible in the future. There can be no assurance that such consolidation will not adversely affect the Company. The combination between the Company and Blue Wave Sub lessened this customer concentration for the Company.

     Dependence upon Suppliers and Subcontractors. All of the Company's products incorporate electronic components available from a limited number of sources. In the event of shortages of any of the single source components, the Company would be severely impacted. The vendors of these single source components include Texas Instruments, Cypress Semiconductor, Linear Technology, Matsushita, Motorola, Philips, Quality Semiconductor, Quick Logic, Advanced Interconnection Technology and Xilinx. In addition, neither the Company nor Blue Wave Sub has internal manufacturing capability. In the event that one or more of the several qualified subcontractors currently used by the Company should cease operations or become unable or unwilling to handle the Company's requirements, the Company may be adversely affected. In many cases, the Company's contracts with its key customers contain remedial and penalty clauses that could be triggered as a result of non-performance by one of the Company's suppliers or subcontractors.


     Dependence on Key Personnel. The Company and Blue Wave Sub are highly dependent on their key sales and technical personnel. The Company's future success will also depend, in part, on its ability to attract and retain highly qualified personnel, which are in high demand in the job marketplace. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The loss of key personnel, or the inability to hire and retain qualified personnel, could have an adverse effect on the Company's business, financial condition and results of operations.

     Competition. The Company participates in a highly competitive industry, which is subject to rapid and innovative technological change. There can be no assurance that future technological changes or the development of new or competitive products by others will not render the Company's or Blue Wave Sub's current or planned products less competitive or obsolete. Additionally, many of the companies with which the Company competes have significantly greater financial and other resources than the Company.

     Historical Operating Losses. Recently, the Company has incurred significant operating losses, including approximately $1,084,000, $311,000 and $9,770,000 (including a non-recurring provision of $8,426,000 for merger and realignment expenses) in the second, third and fourth quarters of fiscal 1998, respectively. The Company also reported a $760,000 operating loss in its first quarter of fiscal 1999, ended September 30, 1998. The recent losses are due primarily to a decrease in the Company's revenues and, to a lesser extent, increased spending for product and market development. The decline in revenues is attributable to the risks identified in "Risk Factors", specifically "Technological Change", "Quarterly Fluctuations", "Dependence upon Suppliers and Subcontractors", and "Defense Industry Concentration." Many of the Company's potential customers, including those involved in telecommunications and defense industries, are evaluating new DSP microprocessor technology for their next generation products, which appear to have dramatic performance enhancements as compared to the current, widely available DSP microprocessors. Since many customers are in an evaluation stage, and availability of certain new DSP microprocessors is limited, the Company's ability to generate significant revenues from new DSP microprocessors is currently limited. The Company's ability to begin to generate future profits will, in large part, depend on market acceptance of the Company's new products which incorporate these next generation DSP microprocessors.

     Year 2000 Compliance. Currently, there is significant uncertainty in the software industry and among software users regarding the impact of the year 2000 on installed software. Software database modifications, and/or implementation modifications, will be required to enable such software to distinguish between 21/st/ and 20/th/ century dates. The Company has implemented a plan ("Y2K Plan") to attempt to assess and mitigate the potential impact of the Year 2000 problem throughout the Company. The Company uses third-party system software which will need to be modified or replaced in order to address Year 2000 compliance. Although the Company believes that its Y2K Plan will adequately address the potential impact caused by the Year 2000 problem, there can be no assurance that the Company's Y2K Plan will be sufficiently comprehensive or that it will be completed on a timely basis. In addition, there can be no assurance that the systems of other companies on which the Company's systems rely will be Y2K compliant, or that a failure to convert by a supplier or customer, or a conversion that is incompatible with the Company's systems, would not have a material adverse affect on the Company. If a key supplier of the Company fails to be Y2K compliant, the Company could suffer a material loss of business or incur significant additional expenses. The Company has developed the framework for contingency plans in the event it or third parties are unable to complete system modifications to address the Year 2000 issue.

                             SELLING STOCKHOLDERS

     The Selling Stockholders acquired their shares of Common Stock from the Company pursuant to its acquisition (the "Acquisition") of all of the outstanding share capital of Blue Wave Sub, which was effected on April 27, 1998. In connection with the Acquisition, former holders of securities issued by Blue Wave Sub received approximately 8,441,000 shares of Common Stock (including shares issuable under options of the Company exchanged for similar options that had been granted by Blue Wave Sub prior to the Acquisition). The Selling Shareholders include all the former shareholders and certain former option holders of Blue Wave Sub who received the Shares in the Acquisition. The Company is registering the Shares of the Selling Stockholders pursuant to certain registration rights granted to them pursuant to a Letter Agreement dated March 24, 1998, whereby the Share Purchase Agreement between Blue Wave Sub and the Company, which provided for the Acquisition, was amended to extend the closing date, remove the requirement that the Shares be registered before the Acquisition and grant such registration rights to the Selling Stockholders. The offering of the Shares contemplated hereby will terminate on April 27, 2001, or such earlier date as all Shares offered hereby either have been sold or have become eligible for resale under the Act without the volume limitations of Rule 144 under the Act.

     The table below sets forth the beneficial ownership of the Common Stock by the persons selling shares of Common Stock pursuant to this Prospectus (the "Selling Stockholders") at August 1, 1998, and after giving effect to the sale of the shares of Common Stock offered hereby. Except as otherwise noted, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it. For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such a person can acquire such power within 60 days, for example, by the exercise of stock options or the conversion of securities.

                                                                                               Percentage of
                                                                                            Outstanding Shares
Name of                          Shares Owned          Shares          Shares Owned            Owned After
Shareholder                   Before the Offering  Offered Hereby  After the Offering/(1)/   the Offering/(1)/
-----------                   -------------------  --------------  -----------------------  ------------------

David John Quarmby/(2)/            1,519,126        1,519,126              --                       --

Rhoda Mary Quarmby/(3)/            1,519,126        1,519,126              --                       --

Rhoda Mary Quarmby &                  94,632           94,632              --                       --
 A. M.C. Dalgleish
 (As Trustees for
 Quarmby Family
 Settlement Account
 QAU6)

Dr. G. M. Duck/(4)/                1,746,811        1,746,811              --                       --

E. A. Duck/(5)/                    1,746,811        1,746,811              --                       --

Dr. G. M. Duck & E. A.                83,465           83,465              --                       --
 Duck  (As Trustees of
 G. M. Duck Children's
 Settlement Trust)

Simon Yates/(6)(7)/                2,561,402        2,473,868              --                       --


The Regent Trust              227,116             227,116                  --                       --
 Company Limited (As
 Trustee of the A.
 Christofi
 Settlement)

Steve Warman/(8)/             296,481             296,481                  --                       --

O. H. Securities              170,337             170,337                  --                       --
 Limited (As Nominee
 for RHB Trust Co.
 Ltd)/(9)/

March Investments             117,627             117,627                  --                       --
 Party Ltd.

R. S. Management Party        236,958             236,958                  --                       --

John Forrest/(10)/             18,926              18,926                  --                       --

Eagle Trustees Limited        223,142             223,142                  --                       --
 (As Trustee of the
 Loughborough Sound
 Images PLC, Employee
 Share Trust)

Brian T. Newall/(11)/         312,568             265,726                  --                       --

Pauline Elizabeth             312,568             265,726                  --                       --
 Newall/(12)/

Brian T. Newall &              42,300              42,300                  --                       --
 Pauline Elizabeth
 Newall (As Trustees
 of the Newall
 Children's Trust)

Kevin Parslow/(13)(7)/        446,565             198,819                  --                       --

Robert N. Shaddock &           52,520              52,520                  --                       --
 Robert P. Harris/(14)/

Shelley M. Shaddock/(15)/     693,366             605,832                  --                       --

Robert N.                     693,366             605,832                  --                       --
 Shaddock/(16)(7)/

Kevin Parslow & Robert         98,038              98,038                  --                       --
 P. Harris (as
 Trustees for "No. 1
 Holding RNS" and "No.
 2 Holding RNS")/(17)/

Cornhill Holdings              56,873              56,873                  --                       --
 Limited

Seonaid R. Dudley               9,463               9,463                  --                       --

Sylvia H. Thomas                9,463               9,463                  --                       --

N. J. Keeling/(18)(7)/          4,068                 946                  --                       --

Angela Dunton/(7)/              4,069               4,069                  --                       --

R. Weir/(7)/                    4,069               4,069                  --                       --

Kevin Pott/(7)/                 4,069               4,069                  --                       --

John Anthony Edwards/(7)/       4,069               4,069                  --                       --

Steven Hendry/(7)/              4,069               4,069                  --                       --


-------------------
(1)  Assumes that all of the Shares offered hereby are sold.

(2) Served as a director of Blue Wave Sub from its formation until the Acquisition. Includes 123,021 shares beneficially owned by his spouse, Rhoda Mary Quarmby, of which 94,632 shares are held as trustee for the Quarmby Family Settlement Account QAU6.

(3) Includes 94,632 shares held as trustee for the Quarmby Family Settlement Account QAU6 and 1,396,105 shares beneficially owned by her spouse, David John Quarmby.

(4) Served as Joint Chairman of Blue Wave Sub until September 30, 1995, and served thereafter as a non-executive director of Blue Wave Sub until the Acquisition. Includes 83,465 shares held by Dr. Duck as trustee for the G.
     M. Duck Children's Settlement Trust and 101,445 shares beneficially owned by his spouse, E. A. Duck.

(5) Includes 83,465 shares held by Mrs. E. A. Duck as trustee for the G. M. Duck Children's Settlement Trust and 1,561,901 shares owned by her spouse, Dr. Duck.

(6) Serves as the Chief Executive Officer and President and Director of the Company, and has served as the sole managing director of Blue Wave Sub since 1995. Includes 1,903,616 shares held by Mr. Yates as trustee under a voting trust agreement for the benefit of Boston Holdings Limited, a former shareholder of Blue Wave Sub and 87,534 shares issuable upon exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(7)  Current or former employee of the Company and/or Blue Wave Sub.

(8) Includes 170,337 shares held by RHB Trust Co. Ltd. for the benefit of Mr. Warman.

(9)  Held by RHB Trust Co. Ltd. for the benefit of Steve Warman.

(10) Served as a non-executive director of Blue Wave Sub until the Acquisition, after which he has served as a director of the Company.

(11) Served as a director of Blue Wave Sub until 1995. Includes 138,825 shares owned as nominee for Bentley Investments Ltd., 42,300 shares held with his spouse as trustees for Newall Children's Trust, 84,601 additional shares beneficially owned by his spouse, Pauline Elizabeth Newell, and 46,842 shares issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(12) Includes 42,300 shares held with her spouse as trustees for the Newall Children's Trust and 185,667 additional shares beneficially owned by her spouse, Brian T. Newall, 46,842 of which are issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(13) Served as sales director of Blue Wave Sub since 1994, and was named Vice President, Worldwide Sales of the Company after the Acquisition. Includes 52,520 shares held by Robert N. Shaddock and Robert Harris for the benefit of Mr. Parslow, 98,038 shares held as trustee for the benefit of Robert N. Shaddock and 247,746 shares issuable upon exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(14) Held for the benefit of Kevin Parslow.

(15) Includes 608,765 shares beneficially owned by her spouse, Robert N. Shaddock, of which 52,520 are held as trustee, 98,038 are held in trusts for his benefit and 87,534 are issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(16) Served as marketing director of Blue Wave Sub since 1997, and was named Executive Vice President of the Company after the Acquisition. Includes 84,601 shares held by his spouse, Shelley M. Shaddock, 52,520 shares held as trustee with Robert Harris for the benefit of Kevin Parslow, 98,038 shares held by Kevin Parslow and Robert P. Harris as trustees for the benefit of Mr. Shaddock, and 87,534 shares issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(17) Held for the benefit of Robert N. Shaddock.

(18) Includes 3,122 shares issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon by Crouch & Hallett, L.L.P., Dallas, Texas.

                                    EXPERTS


     The financial statements and schedule of Blue Wave Systems Inc. as of June 30, 1998 and for the three years in the period ended June 30, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In the report, that firm states that with respect to certain subsidiaries, and for certain periods, its opinion is based on the report of other independent public accountants, namely PricewaterhouseCoopers, independent accountants. The financial statements and supporting schedule referred to above have been included in reliance upon the authority of those firms as experts in giving said reports.

     The financial statements of Loughborough Sound Images Limited (n/k/a Blue Wave Systems Ltd.), as of September 30, 1997 and for the two years in the period ended September 30, 1997, not presented separately herein, have been audited by PricewaterhouseCoopers, independent accountants, whose report thereon is incorporated by reference herein. The report on such financial statements has been so incorporated in reliance on such independent accountants given on the authority of such firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10046. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Reports, proxy statements and other information concerning the Company can also be obtained electronically through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

     1. the Company's Annual Report on Form 10-K for the year ended June 30, 1998, as amended to date;


     2. the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; and

     3. the description of the Common Stock which is contained in the Company's latest registration statement filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Common Stock to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Blue Wave Systems Inc., 2410 Luna Road, Carrollton, Texas 75006, Attention: Investor Relations (telephone (972) 277-4600).

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

          The following expenses will be paid by the Company:

Item                          Amount (1)
----                          ----------
SEC registration fee          $   6,972
Legal fees and expenses           8,000
Accounting fees                  20,000
Printing                         10,000
Miscellaneous                     5,028
                              ---------
     Total                    $  50,000

________
(1)  All items other than SEC registration fee are estimated

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     The Registrant's Certificate of Incorporation eliminates to the fullest extent permissible under the General Corporation Law of Delaware the liability of directors of the Registrant and the stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate liability (a) for any breach of a director's duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) in connection with payment of any illegal dividend or illegal stock repurchase; or
(d) for any transaction from which the director derives an improper personal benefit. In addition, these provisions do not apply to equitable remedies such as injunctive relief.

     The Bylaws of the Registrant provide that indemnification of directors and officers shall be provided to the fullest extent permitted under Delaware law and the Registrant's Certificate of Incorporation. Reference is also made to the indemnification and contribution provisions of the Underwriting Agreement filed as an exhibit to this Registration Statement.

     The Registrant has entered into Indemnification Agreements with each of its directors contractually requiring the Registrant to provide such indemnification to the extent permitted by law.

Item 16.  Exhibits.
          --------

 2.1 Share Purchase Agreement, dated November 17, 1997, between the Registrant and Loughborough Sound Images Limited (formerly Loughborough Sound Images plc) (1)
 2.2 Letter Agreement dated March 24, 1998, between the Registrant and Loughborough Sound Images Limited. (1)
 3.1      Certificate of Incorporation of the Registrant, as amended. (3)
 3.2      Bylaws, as amended, of the Registrant. (2)
 5        Opinion of Crouch & Hallett, L.L.P. (3)
10.1      Form of Indemnification and Hold Harmless Agreement. (2)
10.2 Commercial Quad-C40 Program ("Commercial") by and between Texas Instruments, Incorporated ("TI") and the Registrant dated October 9, 1992. (2)
10.3      Amendment 1 to Commercial dated March 19, 1993. (2)
10.4      Amendment 2 to Commercial dated July 1, 1993. (2)
10.5      Amendment 3 to Commercial dated January 12, 1995. (2)
10.6 MIL-SPEC Quad-C40 Program ("MIL-SPEC") by and between TI and the Registrant dated January 20, 1993. (2)
10.7      Amendment 1 to MIL-SPEC dated March 19, 1993. (2)
10.8      Amendment 2 to MIL-SPEC dated July 1, 1993. (2)
10.9 ASP048 License Agreement ("ASP048 License Agreement") by and between TI and the Registrant dated December 29, 1992. (2)
10.10     Amendment 1 to ASP048 License Agreement dated July 15, 1993. (2)
10.11 MIL-SPEC Octal-C40 Program ("MIL-SPEC Octal") by and between TI and the Registrant dated March 28, 1994. (2)
10.12 Dual MVP Digital Computer Board License Agreement by and between TI and the Registrant dated January 12, 1995. (2)
23.1      Consent of Arthur Andersen, LLP. (3)
23.2      Consent of PricewaterhouseCoopers. (3)
23.3      Consent of Crouch & Hallett, L.L.P. (included in Exhibit 5)
24        Power of Attorney (included on p. II-4)

--------------------

(1) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated May 12, 1998.
(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-95852).
(3)       Previously filed.

Item 17.  Undertakings.
          ------------

(a)       Rule 415 Offering

          The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the Shares registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       Filings Incorporating Subsequent Exchange Act Documents by Reference

          The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Indemnification for Liability under the Securities Act of 1933

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carrollton and State of Texas on the 18th day of November, 1998.

                           BLUE WAVE SYSTEMS INC.


                           By  /s/ SIMON YATES
                              --------------------------------------------------
                              Simon Yates, President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on November 18, 1998.

Signature                          Title
---------                          -----


/s/ SIMON YATES
------------------------------     President and Chief Executive Officer
Simon Yates                         (Chief Executive Officer)


/s/ CHARLES BROCKENBUSH
------------------------------     Vice President Finance and Chief Financial
Charles Brockenbush                 Officer (Chief Financial and Accounting
                                    Officer)


/s/ SAM SMITH*
------------------------------     Chairman of the Board
Sam Smith


/s/ JOHN FORREST*
------------------------------     Director
John Forrest


/s/ JOHN RYNEARSON*
------------------------------     Director
John Rynearson


/s/ ROB SHADDOCK*
------------------------------     Director and Executive Vice President
Rob Shaddock


*By  /s/ CHARLES BROCKENBUSH
    --------------------------
    Charles Brockenbush
    Attorney-in-fact